UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐  Soliciting Material Pursuant to Rule 14a-12

Power REIT

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Richard Baumann
Partner
(212) 735-8834
rbaumann@morrisoncohen.com

May 10, 2012

VIA FEDERAL EXPRESS

Andrew M. Wasco

37 Woodmere Road

Stamford, CT 06905

Joseph M. Vrankin

24 West 490 Eugenia Drive

Naperville, Illinois 60540

Joyce Johnson-Miller

Senior Managing Director

Relativity Capital LLC

825 Third Ave. 36th Floor

New York, NY 10022

Re: Power REIT

Dear Sirs and Madam:

This firm is counsel to Power REIT (“Company” or “Trust”).

We have been asked to review the Preliminary Proxy Statement (“Statement”), filed on April 30, 2012 by Paul M. Dorsey, Andrew M. Wasco, Joseph M. Vrankin and Joyce Johnson-Miller (the “Dorsey Group”).

As you may know, the Statement is a document publicly filed with the Securities and Exchange Commission ("SEC"). You are a filing person, which status comes with certain obligations and duties. I urge you to read the Statement if you have no done so already; read the SEC comments to Mr. Dorsey’s proxy challenge filings from last year; and conduct independent diligence on the statements made in the Statement. I similarly urge you to review my client’s proxy statement and related material that have been filed with the SEC. All these materials are viewable through the SEC’s website, under the company name Power REIT for this year’s filings and under the company name Pittsburgh & West Virginia Railroad for last year’s filings.

As part of your review, you will certainly recognize that the Statement is replete with mischaracterizations and misleading disclosures. Many of the statements with respect to the individual board members are defamatory, untrue and present these individuals in a false light. The present proxy statement appears to have ignored the comments provided by the SEC to Mr. Dorsey's failed 2011 proxy effort and again available through the SEC’s website. The SEC stated, among other things:

909 Third Avenue, New York, NY 10022-4784 ∙ p:212.735.8600 ∙ f:212.735.8708 ∙ www.morrisoncohen.com

Andrew M. Wasco

Joseph M. Vrankin

Joyce Johnson-Miller

May 10, 2012

We note that the filing persons have made statements in the proxy statement that appear to directly or indirectly impugn the character, integrity or personal reputation of Mr. Lesser and/or the Current Board, or make charges of illegal, improper or immoral conduct without adequate factual foundation.... [emphasis supplied].

…Please do not use these or similar statements without providing a proper factual foundation for the statements. In addition, as to matters for which you do have a proper factual foundation, please avoid making statements about those matters that go beyond the scope of what is reasonably supported by the factual foundation….

In 2011, the SEC recognized that Mr. Dorsey's 2011 proxy effort was overlaid with misleading and unsupported statements. Indeed, Mr. Dorsey's proxy apparently did not clear the SEC review process. Power REIT would have been well within its rights to pursue legal action against Mr. Dorsey as a result of the actionable statements made in his 2011 proxy. However, Power REIT determined to avoid the expense and distraction of such a lawsuit in order to move forward in a positive manner with its business plan of creating shareholder value.

In the Statement, the Dorsey Group has again sought to take a scorched earth approach to unseat Power REIT's current trustees. Additionally, given that, collectively, the Dorsey Group owns 1,000 shares, or 0.06% of Power REIT's outstanding shares, it is difficult not to question the motives of Paul Dorsey and the Dorsey Group to mount this challenge. Power REIT advises us that the Dorsey Group has made no effort to contact the Company in the past year with its concerns or business proposals or to attempt to understand the Company’s business plan and how it will benefit shareholders. Given the share ownership of the Dorsey Group, this sequence of events is highly unusual for a group consisting of mostly non-shareholders of a public company and appears at best irrational, and at worst, motivated by undisclosed and possibly actionable interests that you might unwittingly be participating in.

Last year, Mr. Dorsey’s nominee slate included Larry Parsons, a former trustee of my client who could not be included on last year's company slate due to conflicts of interest which he refused to address. Mr. Parsons, through his company, Wheeling & Lake Erie, has since initiated litigation against Pittsburgh & West Virginia Railroad, seeking favorable treatment under an existing lease, to the detriment of Pittsburgh & West Virginia Railroad, a wholly owned subsidiary of my client. We have been advised that Mr. Dorsey and Mr. Parsons discussed sharing the cost of the Dorsey Group's 2011 proxy process, with presumably some advantage provided to Mr. Parsons and/or Wheeling & Lake Erie, in the event that the Dorsey Group's proxy challenge was successful. As I am sure you realize, if this alliance existed and has not been disclosed, all involved parties would be exposed to liability under SEC rules. If this alliance exists this year and has not been disclosed, all parties involved this year would be exposed to liability under SEC rules. Additionally, you may also be aware that Mr. Hebert E Jones, III, a former trustee of the Company, resigned from Mr. Dorsey’s 2011 nominee slate three days prior to the annual meeting, presumably after concluding that it was a process with which he preferred not to be affiliated.

Andrew M. Wasco

Joseph M. Vrankin

Joyce Johnson-Miller

May 10, 2012

We strongly urge you to consider withdrawing your support for the Statement, given the foregoing considerations. If you wish to continue with your involvement, we urge you, at a minimum, to review last year’s SEC comments and take an active role in preparing a filing this year that does not contain defamatory, false and misleading statements. We encourage you to reach out to the Company and speak with Mr. Lesser so that he can address your issues and concerns with the current management of the Company; detail the Company’s plan to create value for Power REIT’s shareholders; and address any other questions you might have. It is my understanding that Mr. Lesser has reached out to each of you either via email and/or phone but has not received a response. Mr. Lesser can be reached at 212 750-0371.

In the absence of such efforts however, please understand that, this year, Power REIT will not be inclined to refrain from pursuing its rights, in light of the extraordinary efforts to personally malign Mr. Lesser and the current Board without factual basis. Power REIT is currently reviewing its judicial options with respect to the actionable statements in your Statement. This letter therefore, is notice that Power REIT reserves its right to pursue claims for defamation and other torts against the individual filing persons of the Dorsey Group. Nothing contained herein shall constitute a waiver of any rights which Power REIT has at law and in equity, all of which are expressly reserved.

I look forward to your prompt response.

Very truly yours,

/s/ Richard Baumann

Richard Baumann

cc:	Dennis C. O’Rouke,

as counsel to Paul Dorsey